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                                  TABLE OF CONTENTS

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RECITALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

       1.      DEFINITIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

       2.      DEVELOPMENT OF THE PRODUCTS.. . . . . . . . . . . . . . . . . . . . . . . . . . .   6

               2.1    DEVELOPMENT OF THE PRODUCT . . . . . . . . . . . . . . . . . . . . . . . .   6
               2.2    PAYMENT FOR DEVELOPMENT. . . . . . . . . . . . . . . . . . . . . . . . . .   7

       3.      TERMINATION DURING DEVELOPMENT. . . . . . . . . . . . . . . . . . . . . . . . . .   7

               3.1    DEVELOPMENT TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . .   7
               3.2    WIND DOWN/PAYMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
               3.3    CONSEQUENCE OF TERMINATION . . . . . . . . . . . . . . . . . . . . . . . .   7

       4.      [CONFIDENTIAL TREATMENT REQUESTED]'S OBLIGATIONS. . . . . . . . . . . . . . . . .   8

               4.1    REGULATORY FILINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
               4.2    CYGNUS PARTICIPATION IN REGULATORY PROCESS . . . . . . . . . . . . . . . .   8
               4.3    COMMERCIALIZATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

       5.      [CONFIDENTIAL TREATMENT REQUESTED].   . . . . . . . . . . . . . . . . . . . . . .  10

               5.1    [CONFIDENTIAL TREATMENT REQUESTED] . . . . . . . . . . . . . . . . . . . .  10
               5.2    [CONFIDENTIAL TREATMENT REQUESTED] . . . . . . . . . . . . . . . . . . . .  11
               5.3    [CONFIDENTIAL TREATMENT REQUESTED] FINAL PRODUCT
                      RIGHTS.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
               5.4    CYGNUS COMPETITION . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
               5.5    PRIOR AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

       6.      SUPPLY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

               6.1    [CONFIDENTIAL TREATMENT REQUESTED] MANUFACTURING AND
                      SUPPLY RIGHTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
               6.2    ROLLING ORDERS AND FORECASTS . . . . . . . . . . . . . . . . . . . . . . .  12
               6.3    DELIVERY DATE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
               6.4    PACKAGING AND SHIPMENT; RISK OF LOSS . . . . . . . . . . . . . . . . . . .  15
               6.5    SHIPMENT AND CLAIM EXPENSES. . . . . . . . . . . . . . . . . . . . . . . .  15
               6.6    CYGNUS' FAILURE TO SUPPLY. . . . . . . . . . . . . . . . . . . . . . . . .  15

       7.      ACCEPTANCE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16


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               7.1    INITIAL ACCEPTANCE OF THE PRODUCTS.. . . . . . . . . . . . . . . . . . . .  16
               7.2    INSPECTION.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
               7.3    RETURN PROCEDURE . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
               7.4    [CONFIDENTIAL TREATMENT REQUESTED] RECALLS . . . . . . . . . . . . . . . .  17

       8.      PURCHASE PRICE PAYMENT FOR SHIPPING PRODUCT . . . . . . . . . . . . . . . . . . .  17

               8.1    BASE PURCHASE PRICE FOR PRODUCT SHIPPED. . . . . . . . . . . . . . . . . .  17
               8.2    INVOICE; PAYMENT FOR PRODUCT SHIPPED . . . . . . . . . . . . . . . . . . .  17
               8.3    ADDITIONAL PURCHASE PRICE. . . . . . . . . . . . . . . . . . . . . . . . .  17
               8.4    MANNER OF PAYMENT; CURRENCY. . . . . . . . . . . . . . . . . . . . . . . .  18
               8.5    AUDIT RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

       9.      LONG RANGE FORECASTS AND PERFORMANCE MEASURES . . . . . . . . . . . . . . . . . .  19

               9.1    [CONFIDENTIAL TREATMENT REQUESTED] PREPARATION AND
                      SUBMISSION OF LONG RANGE FORECAST. . . . . . . . . . . . . . . . . . . . .  19
               9.2    CYGNUS ACCEPTANCE OF LONG RANGE FORECASTS; DISPUTES. . . . . . . . . . . .  20
               9.3    FAILURE TO MEET FORECASTS. . . . . . . . . . . . . . . . . . . . . . . . .  21

       10.     INTELLECTUAL PROPERTY OWNERSHIP . . . . . . . . . . . . . . . . . . . . . . . . .  22

       11.     CONFIDENTIALITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

       12.     TERM AND TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

               12.1   TERM.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
               12.2   TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

                      12.2.1  TERMINATION FOR CAUSE. . . . . . . . . . . . . . . . . . . . . . .  23
                      12.2.2  TERMINATION BY AGREEMENT . . . . . . . . . . . . . . . . . . . . .  24

               12.3   LIABILITY DISCLAIMER.. . . . . . . . . . . . . . . . . . . . . . . . . . .  24
               12.4   GENERAL EFFECTS OF TERMINATION . . . . . . . . . . . . . . . . . . . . . .  24
               12.5   TRANSFER OF CUSTOMER AND MARKETING INFORMATION . . . . . . . . . . . . . .  25
               12.6   TERMINATION NOT SOLE REMEDY. . . . . . . . . . . . . . . . . . . . . . . .  25

       13.     PRODUCT WARRANTY AND WARRANTY DISCLAIMERS . . . . . . . . . . . . . . . . . . . .  25

       14.     PATENT AND TRADEMARK CLAIMS AGAINST THE PARTIES . . . . . . . . . . . . . . . . .  26

               14.1   PATENT CLAIMS AGAINST [CONFIDENTIAL TREATMENT REQUESTED] . . . . . . . . .  26
               14.3   TRADEMARK CLAIMS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

       15.     INFRINGEMENT BY THIRD PARTIES . . . . . . . . . . . . . . . . . . . . . . . . . .  27



                                        ii
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       16.     REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . . . . . . . . . .  28

               16.1   CYGNUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
               16.2   [CONFIDENTIAL TREATMENT REQUESTED] . . . . . . . . . . . . . . . . . . . .  29
               16.3   MUTUAL DISCLAIMER. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

       17.     GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

               17.1   AMENDMENT AND WAIVER . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
               17.2   GOVERNING LAW AND LEGAL ACTIONS. . . . . . . . . . . . . . . . . . . . . .  30
               17.3   HEADINGS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
               17.4   NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
               17.5   ENTIRE AGREEMENT.. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
               17.6   SEVERABILITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
               17.7   BASIS OF BARGAIN . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
               17.8   RELATIONSHIP OF PARTIES. . . . . . . . . . . . . . . . . . . . . . . . . .  31
               17.9   ASSIGNMENT.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
               17.10  PUBLICITY AND PRESS RELEASES.. . . . . . . . . . . . . . . . . . . . . . .  32
               17.11  FORCE MAJEURE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
               17.12  REMEDIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
               17.13  LIMITATION OF CYGNUS' LIABILITY. . . . . . . . . . . . . . . . . . . . . .  32
               17.14  CONSULTATION.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
               17.15  TIME OF ESSENCE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
               17.16  LETTER OF INTENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
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                                        iii

                                      AGREEMENT

          THIS AGREEMENT is made this 21 day of May, 1998 by and between Cygnus Inc. ("Cygnus"), a Delaware corporation having its principal place of business at 400 Penobscot Drive, Redwood City, California 94063, and [Confidential Treatment Requested] Limited ("[Confidential Treatment Requested]"), a corporation incorporated pursuant to the laws of the Province of [Confidential Treatment Requested] and having its principal place of business at [Confidential Treatment Requested]

                                       RECITALS

          A. Cygnus and [Confidential Treatment Requested] have executed a Letter of Intent dated February 10, 1998 (the "LOI"). The parties desire to enter into a definitive agreement for the development, clinical development, regulatory approval, supply and commercialization of a nicotine transdermal system to be sold as a [Confidential Treatment Requested] product or under the [Confidential Treatment Requested]and, on a [Confidential Treatment Requested] basis and subject to Section 5.4 herein, bearing [Confidential Treatment Requested] other than those of [Confidential Treatment].

          B. The parties intend that by reason of the negotiation of this Agreement, Paragraph 2 of the LOI shall no longer be in force with respect to any nicotine transdermal system.

          WHEREFORE, the parties hereby agree as follows:

     1.   DEFINITIONS.   Terms in this Paragraph 1 shall for all purposes
of this Agreement have the meaning specified herein.

          1.1 "Affiliate" means a corporation or any other entity that directly or



                                      1.

indirectly, through stock ownership or though other arrangements, controls, is controlled by, or is under common control with, the designated party, but only for so long as the relationship exists.

          1.2    "Effective Date" means the date first written above.

          1.3 "Fully Burdened Development Cost" includes the following (as determined in accordance with generally accepted accounting principles consistently applied by Cygnus: [Confidential Treatment Requested]. Direct costs are [Confidential Treatment Requested]. Indirect costs are [Confidential Treatment Requested].

          1.4 "Fully Burdened Manufacturing Cost" means the following (as determined in accordance with generally accepted accounting principles consistently applied by Cygnus: [Confidential Treatment Requested]. Direct costs are [Confidential Treatment Requested]. Indirect costs are [Confidential Treatment Requested].

          1.5 "Long Range Forecast or LRF" shall have the meaning set forth in Paragraph 4.6 of this Agreement.

          1.6    "Major European Country" means [Confidential Treatment
Requested].

          1.7 "Net Sales" for a period and country means the gross revenues in that period with respect to Products sold by [Confidential Treatment Requested] to a customer not an Affiliate of [Confidential Treatment Requested] (excluding free samples) in such country, less (to the extent included in the gross amount):

          [Confidential Treatment Requested]

          If a unit of Product is distributed in combination or bundled with one or more other items or services, [Confidential Treatment Requested].

          1.8 "Patents" means any and all issued patents in the Territory and any and all



                                      2.

applications for letters patent pending in the Territory (until such time as such applications or any of them are denied, abandoned, or issued into patents) any patents issuing from such applications, all divisions, continuations, continuations-in-part and all patents granted thereon, as well as all other patents in the Territory, including any re-issues, re-examinations, renewals, or extensions thereof, which are owned by Cygnus, or under which Cygnus shall have the right to grant rights, and which claim a Product, the use of a Product, or which claim a process which is part of Manufacturing Information.

          1.9     "Final Product" means [Confidential Treatment Requested].

          1.10    "Product" means [Confidential Treatment Requested].

          1.11 "Target Specifications" means those specifications set forth on Exhibit A which represent a goal and do not represent a binding commitment by either party.

          1.12    "Territory" shall mean the [Confidential Treatment Requested].

          1.13 "Territory Group" shall mean any of the following countries singly or grouped as listed: [Confidential Treatment Requested].

     2.   DEVELOPMENT OF THE PRODUCTS.   Cygnus shall perform development
activities as provided below in this Paragraph 2. The parties agree to work closely with one another in connection with Cygnus' development activities. The parties expressly understand that it may not be practicable or possible with commercially reasonable efforts herein to develop prototypes meeting the Target Specifications for Products and that Cygnus makes no warranty that it will successfully complete development.

          2.1    DEVELOPMENT OF THE PRODUCT.   Cygnus shall devote reasonable
efforts to perform the activities set forth in Exhibit B to develop Product meeting the Target Specifications

                                      3.

and to conduct all clinical trials necessary to obtain regulatory approval for the [Confidential Treatment Requested] for the Product. Exhibit B shall also set forth Cygnus' estimates for its costs to conduct all activities except clinical trials. Cygnus shall present the protocols, estimated time schedule and the estimated costs for all clinical trials ("Clinical
Proposal") to [Confidential Treatment Requested] in writing for its approval which shall not be unreasonably withheld. [Confidential Treatment Requested]. Any rejection by [Confidential Treatment Requested] of the Clinical
Proposal must be accompanied by a firm proposal from a contract research organization, fully qualified to conduct all necessary clinical trials [Confidential Treatment Requested] In the event [Confidential Treatment Requested] fails to provide timely such a firm proposal, Cygnus' Clinical Proposal shall be deemed accepted.

          2.2 PAYMENT FOR DEVELOPMENT. [Confidential Treatment Requested] shall be obligated to pay Cygnus' Fully Burdened Development Cost for its activities set forth in paragraph 2.1 above. Cygnus may bill [Confidential Treatment Requested] monthly and [Confidential Treatment Requested]. Cygnus shall supply copies of any third-party invoices together with its invoice. All payments are non-refundable and [Confidential Treatment Requested]'s obligation under this subparagraph may not be asserted as an offset against any claims by [Confidential Treatment Requested] against Cygnus.

    3.    TERMINATION DURING DEVELOPMENT.

          3.1    DEVELOPMENT TERMINATION.   At any time [Confidential Treatment
Requested] after completion of the first clinical study, [Confidential Treatment Requested].

          3.2    WIND DOWN/PAYMENT.   Following the giving of notice of
Development Termination pursuant to Paragraph 3.1, [Confidential Treatment Requested] shall be obligated to


                                      4.

pay Cygnus for its [Confidential Treatment Requested] for all development activities through the date of the notice plus Cygnus' [Confidential Treatment Requested] reasonably incurred in the wind down of the development project including, but not limited to, those costs incurred in the completion of any studies, trials or tests commenced but not concluded; contract commitments in existence for goods and services, reallocation and reassignment of equipment and personnel. Cygnus shall submit copies of any third-party invoices together with its invoice.

          3.3    CONSEQUENCE OF TERMINATION.   Upon giving of notice of
Development Termination, [Confidential Treatment Requested] shall relinquish all rights under Paragraphs 5.1 and 5.2.

     4.   [CONFIDENTIAL TREATMENT REQUESTED]'S OBLIGATIONS

          4.1 REGULATORY FILINGS. [Confidential Treatment Requested] at its own expense shall devote reasonable efforts (i) to undertake and complete, as soon as reasonably practicable, all regulatory filings for the Product for all countries in the Territory and (ii) obtain regulatory approval for all countries in the Territory. [Confidential Treatment Requested] may make all regulatory filings for the Territory in its name.

          4.2 CYGNUS PARTICIPATION IN REGULATORY PROCESS. Cygnus shall be entitled to participate in all regulatory activities undertaken by [Confidential Treatment Requested] pursuant to Section 4.1, above, including attendance at any meetings with regulatory bodies or experts, review all material regulatory submissions prior to filing, and receive copies of all material communications with regulatory bodies. The parties agree to consult with each other concerning all material aspects and events of the process of obtaining regulatory approval for the [Confidential Treatment Requested]. Provided, however, such information and submission shall


                                      5.

be regarded as Proprietary Information of [Confidential Treatment Requested] under Section 11 and shall not be used by Cygnus other than as provided pursuant to the terms and conditions of this Agreement.

          4.3    COMMERCIALIZATION.

                 (a) [Confidential Treatment Requested] shall devote diligent efforts to launch the Final Product as soon as reasonably practicable in the [Confidential Treatment Requested]. In no event shall launch occur later than [Confidential Treatment Requested] after receipt of regulatory approval which permits commercial sale for any of the [Confidential Treatment Requested]. At any time more than [Confidential Treatment Requested] after the earlier of (i) receipt of regulatory approval for a Product in the [Confidential Treatment Requested]. or (ii) [Confidential Treatment Requested] may give notice in writing to Cygnus of its intent to seek regulatory approval for and commercialization of the Final Product in a country outside the Territory ("Territory Addition Notice"). Upon the giving of such Territory Addition Notice, which must identify the country or countries, such country or countries shall become part of the Territory and [Confidential Treatment Requested] shall become obligated to use diligent efforts to obtain regulatory approval and launch the product and all provisions of this Agreement shall govern such Final Product in the country or countries. At any time after the commencement of the period for [Confidential Treatment Requested] to give a Territory Addition Notice, if no such notice has been given for a particular country outside the Territory, Cygnus may give notice in writing to [Confidential Treatment Requested] of intent to seek regulatory approval for and commercialization of the Final Product for sale under terms described in Paragraph 5.1 in such country outside the Territory. Upon receipt of such notice,

                                      6.

[Confidential Treatment Requested] shall have [Confidential Treatment Requested] to give notice in writing to Cygnus accepting or rejecting the country. If [Confidential Treatment Requested] elects to give notice accepting the country, the country shall become included in the Territory and it shall promptly undertake such clinical trials (as may be required), obtain regulatory approval and launch the Final Product, as provided in this Agreement and all provisions of this Agreement shall govern such Final Product in the country. If [Confidential Treatment Requested] shall give notice rejecting the country or fail to timely respond to the notice, Cygnus shall be free itself or with a third party to develop and commercialize the Final Product in such country as a [Confidential Treatment Requested] product without a [Confidential Treatment Requested] or bearing the [Confidential Treatment Requested].

               (b) use diligent efforts to market, distribute and support the Final Product on a continuing basis;

               (c) comply with good business practices and all laws and regulations of the Regulatory Authorities applicable to it in each country where Final Product is sold;

               (d) notify Cygnus of any problems encountered with the Final Product and any suggested resolutions for those problems;

               (e) not make any claims, representations, warranties or guarantees to any third party with respect to the Specifications, features or capabilities of Final Product that are inconsistent with the literature provided by Cygnus;

               (f) promptly notify Cygnus of any adverse reaction or results or any actual or potential government action relevant to Final Product and the parties will discuss with each other measures to be undertaken necessary to resolve the problem;



                                      7.

               (g) keep for [Confidential Treatment Requested] after termination of this Agreement records of all Final Product sales and customers sufficient to adequately administer a recall of any Final Product and to fully cooperate in any decision by Cygnus to recall, retrieve and/or replace any Final Product.

     5.   [CONFIDENTIAL TREATMENT REQUESTED].

          5.1 [CONFIDENTIAL TREATMENT REQUESTED]. After the expiration of the period specified in Paragraph 3.1 for the giving of a notice of Development Termination, if no such notice of Development Termination has been given, [Confidential Treatment Requested] shall have an [Confidential Treatment Requested] for the term of this Agreement in the Territory to distribute and sell such particular packages of the Final Product which are (i) [Confidential Treatment Requested] Nicotine product and [Confidential Treatment Requested] or
(ii) which [Confidential Treatment Requested] offering the Final Product for sale to the ultimate consumer.

          5.2 [CONFIDENTIAL TREATMENT REQUESTED]. Commencing on the effective date hereof and ending upon the earlier of (i) the giving of notice of Development Termination under Paragraph 3.1 or (ii) the commencement of Product [CONFIDENTIAL TREATMENT REQUESTED] under Paragraph 5.1 above, Cygnus shall not enter into any agreement with any third party (which agreement was not in existence as of the effective date hereof) to develop, manufacture or supply any transdermal system for the delivery of nicotine which is to be offered for sale or sold in the Territory (i) [Confidential Treatment Requested] nicotine product and [Confidential Treatment Requested] offering the product for sale to the ultimate consumer.

          5.3    [CONFIDENTIAL TREATMENT REQUESTED] FINAL PRODUCT RIGHTS

          After the expiration of the period specified in Paragraph 3.1 for the giving of a

                                      8.

notice of Development Termination, if no such notice of Development Termination has been given, [Confidential Treatment Requested], subject to
Section 5.4, shall have a [Confidential Treatment Requested] right for the term of this Agreement in the Territory to distribute and sell the Final Product bearing [Confidential Treatment Requested] other than of the [Confidential Treatment Requested] offering the product for sale.

          5.4 CYGNUS COMPETITION. Nothing in Paragraphs 5.1 or 5.2 shall prevent Cygnus itself or in conjunction with or pursuant to an agreement with a third party from developing, manufacturing, supplying, offering for sale or selling nicotine transdermal systems, of any formulation whether or not identical to the Final Product, which would be sold bearing prominent [Confidential Treatment Requested] other than the [Confidential Treatment Requested] offering the product for sale to the ultimate consumer. Provided, however, Cygnus agrees that it will refrain from licensing for sale in the Territory or selling in the Territory any nicotine transdermal system identical to Final Product in dosages of 7, 14 or 21 mg/day unless such transdermal system is also offered with a dosage greater than 21 mg/day.

          5.5 PRIOR AGREEMENTS. [Confidential Treatment Requested]'s rights under Paragraphs 5.1 and 5.2 shall be subject to the rights arising under contracts by Cygnus with third parties, which contracts were in existence as of the Effective Date relating to that particular nicotine patch formulation known as "Nicotrol."

     6.   SUPPLY.

          6.1 [Confidential Treatment Requested] MANUFACTURING AND SUPPLY RIGHTS. Cygnus shall have the [Confidential Treatment Requested] to make, have made, and supply the Final Product to [Confidential Treatment Requested] and [Confidential Treatment Requested]

                                       9.

shall have no license express or implied to make itself or have made by a third party Final Product. [Confidential Treatment Requested] shall fulfill all of its requirements for the Final Product solely by placing orders hereunder with Cygnus.

          6.2    ROLLING ORDERS AND FORECASTS

                 6.2.1. With respect to Final Product to be sold in any Territory Group in the Territory, [Confidential Treatment Requested] shall deliver to Cygnus, on a Territory Group basis, (i) at least four (4) full calendar quarters prior to the calendar quarter in which the first commercial sale of such Final Product in such Territory Group is projected to occur, a forecast of [Confidential Treatment Requested]'s quantity requirements for such Final Product for such country for the calendar quarter in which the first commercial sale of such Final Product is projected to occur and (ii) at least one (1) full calendar quarter prior to the calendar quarter in which the first commercial sale of such Final Product in such Territory Group is projected to occur, [Confidential Treatment Requested]'s firm order and requested delivery dates ("Delivery Dates") for such Final Product for such Territory Group for such calendar quarter and a forecast of its quantity requirements for such Product for such Territory Group for the subsequent three (3) calendar quarters. Thereafter, [Confidential Treatment Requested] shall deliver to Cygnus within ten (10) days after the beginning of each calendar quarter, [Confidential Treatment Requested]'s firm order and Delivery Dates for such Final Product for such Territory Group for the next calendar quarter and a forecast of its quantity requirements for such Final Product for such Territory Group for the subsequent three (3) calendar quarters. If a required forecast or order for a quarter is not timely submitted for a Final Product for a Territory Group, the immediately preceding forecast for that quarter shall become the new forecast or order; if there is

                                     10.

no preceding forecast for a quarter, the forecast or order for the immediately preceding quarter shall become the forecast or order.

                 6.2.2 For each forecast for a Territory Group, the amount of Final Product forecasted for delivery in the first of the three quarters forecasted shall be not less than fifty percent (50%) or more than one hundred fifty percent (150%) of the most recent forecast for such quarter for such country. If [Confidential Treatment Requested]'s purchases of Final Products from one quarter to another vary substantially, Cygnus may experience difficulty in adjusting efficiently its manufacturing capacity and operations.
Accordingly, [Confidential Treatment Requested] shall act in a commercially reasonable manner to schedule orders so as to attempt to avoid creating over or under capacity problems for Cygnus.

                 6.2.3. The total amount of Final Product ordered by [Confidential Treatment Requested] for delivery in any calendar quarter in any Territory Group may not be less than seventy-five percent (75%) of [Confidential Treatment Requested]'s most recent required forecast for such Final Product for such Territory Group for such quarter. Cygnus shall use reasonable efforts to supply products properly ordered pursuant to the ordering mechanism set forth in this Section 6. Cygnus's supply obligation will not extend to more than one hundred twenty-five percent (125%) of [Confidential Treatment Requested]'s most recent forecast for such Product for such country for such quarter. If a [Confidential Treatment Requested] product requirement for any quarter exceeds 125% of [Confidential Treatment Requested]'s most recent forecast for such Final Product for such Territory Group for such calendar quarter, Cygnus and [Confidential Treatment Requested] will discuss in good faith the additional amount, if any, that Cygnus is willing to supply consistent with its other obligations and [Confidential Treatment

                                     11.

Requested] will adjust its order accordingly. [Confidential Treatment Requested] shall indemnify Cygnus and reimburse it promptly upon request for all reasonable out of pocket costs and expenses, (including the cost of carrying increased inventory if requested by [Confidential Treatment Requested] to do so, but excluding any such costs and expenses that are reimbursable as Manufacturing Cost), to the extent caused by any deviation in order quantities from the limits imposed by the preceding sentence, and Cygnus will act reasonably to mitigate any such costs and expenses.

          6.3    DELIVERY DATE

                 6.3.1. Cygnus will provide a firm scheduled delivery date and an order acknowledgment promptly after receipt of [Confidential Treatment Requested]'s firm order. Cygnus will use reasonable efforts to meet each firm scheduled delivery date, but will not be liable for failure to do so due to a Force Majeure Act. In the event of a Force Majeure Act, Cygnus may not reduce production or shipment of Products for [Confidential Treatment Requested] by a percentage exceeding the amount of reduction caused by the Force Majeure Act. Cygnus will not be responsible for any delay after tender to the carrier for delivery.

          6.4 PACKAGING AND SHIPMENT; RISK OF LOSS. Cygnus will package and ship all items in Cygnus's customary manner, which shall be consistent with industry practices, CGMP and FDA regulations, as applicable. The risk of loss of or damage to all the Products ordered by [Confidential Treatment Requested] will pass to [Confidential Treatment Requested] upon Cygnus's tender of delivery to the carrier for shipment.

          6.5 SHIPMENT AND CLAIM EXPENSES [Confidential Treatment Requested] of transportation, insurance, taxes, export and import fees, customs brokerage and similar charges.

                                     12.

[Confidential Treatment Requested] will make and negotiate any claims against any carrier, insurer, customs broker, freight forwarder or customs collector.

          6.6    CYGNUS' FAILURE TO SUPPLY.   In the event Cygnus for reasons
other than force majeure fails to meet its supply obligations by more than [Confidential Treatment Requested] per month for each of six consecutive months or by more than [Confidential Treatment Requested] per month for each of any nine months of any twelve month period, [Confidential Treatment Requested] shall be entitled to a [Confidential Treatment Requested] to have made Final Product solely for sale pursuant to and subject to the other terms and limitations of this Agreement except Section 8.1. [Confidential Treatment Requested] and Cygnus shall jointly select and negotiate with any proposed [Confidential Treatment Requested]. Cygnus shall be entitled to reject as a [Confidential Treatment Requested]. Cygnus, [Confidential Treatment Requested], shall supply such assistance in transferring know-how as is reasonably required to enable the [Confidential Treatment Requested] to manufacture the Final Product. The [Confidential Treatment Requested] shall execute an agreement in writing binding it to the confidentiality provisions of Section 11, hereof, and [Confidential Treatment Requested] shall be jointly and severally liable for such confidentiality obligations. In the event Cygnus determines that it is able once again to supply, it may give notice thereof in writing to [Confidential Treatment Requested] and may resume supply one hundred and twenty days (120) days after such notice at which time the [Confidential Treatment Requested] have made [Confidential Treatment Requested] set forth above shall terminate and [Confidential Treatment Requested] shall cease. In the event that the third-party manufacturing agreement requires a payment to permit commencement of manufacturing, Cygnus and [Confidential Treatment Requested] shall

                                     13.

negotiate in good faith whether or not there shall be any [Confidential Treatment Requested] due under Section 8.3 as a result. Provided, however, in no event shall [Confidential Treatment Requested] seek Cygnus' agreement to [Confidential Treatment Requested] under Section 8.3 by more than [Confidential Treatment Requested].

     7.   ACCEPTANCE

          7.1 INITIAL ACCEPTANCE OF THE PRODUCTS [Confidential Treatment Requested], with the input of Cygnus, and using generally accepted standards for products of like kind, will develop criteria for acceptance of the Final Product, subject to approval of such criteria by Cygnus, which approval will not be unreasonably delayed or withheld.

          7.2 INSPECTION [Confidential Treatment Requested] will have a period of thirty (30) days after delivery to [Confidential Treatment Requested] of each item of the Final Product in which to review and inspect. If [Confidential Treatment Requested] gives Cygnus written notice of a defect or nonconformity with specifications, [Confidential Treatment Requested] shall return the defective or nonconforming item to Cygnus. If [Confidential Treatment Requested] does not give Cygnus written notice of the defect or nonconformity before expiration of that period, the item of Final Product will be accepted.

          7.3 RETURN PROCEDURE. Before returning any item to Cygnus, [Confidential Treatment Requested] will contact Cygnus and obtain a return authorization (which shall not be delayed or withheld).

          7.4    [CONFIDENTIAL TREATMENT REQUESTED] RECALLS.   [Confidential
Treatment Requested] shall have the right, at any time, to recall Final Product. [Confidential Treatment Requested] shall maintain at all times in written or recorded form, an effective system for the

                                     14.

recall of Final Product from the market. [Confidential Treatment Requested] shall notify Cygnus prior to commencing any recall. Notwithstanding any recall, [Confidential Treatment Requested] shall be liable for performance of its obligations under this Agreement including all payments under Section 8 of this Agreement. Any recall hereunder shall be at [Confidential Treatment Requested]'s sole expense, unless it can establish that Cygnus was negligent in the design or manufacture of the Final Product and that there was an absence of any negligence on the part of [Confidential Treatment Requested] and/or its customers with respect to the acceptance, inspection, storage, shipping and distribution of the Final Product.

     8.   PURCHASE PRICE PAYMENT FOR SHIPPING PRODUCT

          8.1 BASE PURCHASE PRICE FOR PRODUCT SHIPPED. The base purchase price for Final Product shall be equal to Cygnus' [Confidential Treatment Requested].

          8.2 INVOICE; PAYMENT FOR PRODUCT SHIPPED. Upon shipment Cygnus may invoice [Confidential Treatment Requested] for the amount determined by Section
8.1 for such shipment. [Confidential Treatment Requested]'s payment shall be due forty-five (45) days after the date of Cygnus' invoice.

          8.3    ADDITIONAL PURCHASE PRICE.   As an additional purchase price,
[Confidential Treatment Requested] shall pay Cygnus an amount equal to the percentages set forth below of Net Sales, computed on a Territory Group basis for the Final Product. Such additional purchase price payment, together with a report showing the calculation of Net Sales, the data showing the basis for the existence of competition above[Confidential Treatment Requested], and currency conversions on a county-by-country basis, shall be made quarterly and shall be due forty-five (45) days after the commencement of each calendar quarter.

                                     15.

  If no [Confidential Treatment Requested]    [Confidential Treatment Requested]
  in the Territory Group

  [Confidential Treatment Requested]          [Confidential Treatment Requested]
  in the Territory Group

  [Confidential Treatment Requested]          [Confidential Treatment Requested]
  in the Territory Group

For purposes of this paragraph, a [Confidential Treatment Requested] in a Territory Group is a competitor whose sales, on a unit basis, of a nicotine transdermal system which is sold as a [Confidential Treatment Requested] without [Confidential Treatment Requested] are reported by IMS to be equal to or greater than [Confidential Treatment Requested] of the total number of unit sales for all nicotine transdermal products in that Territory Group. The determination of whether there is a [Confidential Treatment Requested] or the number of such [Confidential Treatment Requested] shall be made on a Territory Group basis.

          8.4 MANNER OF PAYMENT; CURRENCY. All payment to Cygnus under this Paragraph 8 shall be in U.S. dollars. Late payments shall bear interest at the lower of (i) the prime rate announced from time to time by the Bank of America plus 3% (three percent) or (ii) the maximum rate allowed by law. Conversions from foreign currency to U.S. dollars will be determined on the last business day of the month for which the payment is due based on the rate at which U.S. dollars may be purchased from such other currency at the close of business in new York as stated in the WALL STREET JOURNAL for that day.

          8.5 AUDIT RIGHTS. Both parties shall keep complete and accurate books and records reflecting all information necessary or useful in verifying the accuracy of all reports delivered and payments made under this Agreement. Each party shall have the right to cause its independent certified public accountant to audit, the books and records of the other as they relate

                                     16.

to such forecasts, reports and payments, PROVIDED, that such audit: (i) is conducted during normal business hours, (ii) is conducted no more often than twice per year (unless a discrepancy greater than [Confidential Treatment Requested] is discovered in favor of the auditing party, and (iii) is conducted only after it has given ten days' prior written notice to the other. The auditing party shall bear the [Confidential Treatment Requested] of such audit, unless a discrepancy in excess of [Confidential Treatment Requested] in favor of the auditing party is discovered, in which event the other party shall bear [Confidential Treatment Requested] of such audit. Regardless of the amount of discrepancy discovered, all discrepancies (and interest thereon) shall be immediately due and payable by the party found to have caused the discrepancy. All books and records relating to either party's obligations under this Agreement shall be retained by such party for five years after the Term has expired.

     9.   LONG RANGE FORECASTS AND PERFORMANCE MEASURES.

          9.1    [CONFIDENTIAL TREATMENT REQUESTED] PREPARATION AND SUBMISSION
OF LONG RANGE FORECAST.   [Confidential Treatment Requested] after the first
filing anywhere in the Territory of an ANDA or NDA or their equivalent, [Confidential Treatment Requested] will supply Cygnus with a preliminary [Confidential Treatment Requested] Product unit sales forecast for the Territory broken down by the Territory Group. [Confidential Treatment Requested] after the filing of any Regulatory Submission for the Territory Group, [Confidential Treatment Requested] will supply Cygnus with a [Confidential Treatment Requested] Product unit and dollar sales forecast for each Territory Group. For a Product Launch in the Territory Group occurring in any year prior to [Confidential Treatment Requested], no later than [Confidential Treatment Requested] of the year of Product Launch, [Confidential Treatment

                                     17.

Requested] will submit for Cygnus' approval, a binding one [Confidential Treatment Requested] product unit and dollar sales forecast for the Product for that Territory Group, such forecast covering the [Confidential Treatment Requested] commencing on [Confidential Treatment Requested] of the year following the year of Product Launch; for Product Launch occurring in any year on [Confidential Treatment Requested] or later, no later than [Confidential Treatment Requested] of the year following Product Launch, [Confidential Treatment Requested] will submit for Cygnus' approval a binding one [Confidential Treatment Requested] Product unit and dollar sales forecast for the Product for such Territory Group, such forecast covering the [Confidential Treatment Requested] commencing [Confidential Treatment Requested] of the second year following the year of Product Launch (the "First Long Range Forecast"). Thereafter for each Territory Group, on a Territory Group basis three (3) months before the end of the period covered by the First Long Range Forecast (and thereafter each Long Range Forecast) [Confidential Treatment Requested] will submit for Cygnus' approval a new [Confidential Treatment Requested] forecast for the Territory Group (the Long Range Forecast"). The First Long Range Forecast and each Long Range Forecast thereafter shall set forth the forecast of the number of units of each type of Product to be sold and the Net Sales for a Territory Group for the year of the forecast. The First Long Range Forecast and each Long Range Forecast for a Territory Group shall be accompanied by data and a report prepared according to accepted pharmaceutical marketing research methods.

          9.2 CYGNUS ACCEPTANCE OF LONG RANGE FORECASTS; DISPUTES. Within [Confidential Treatment Requested] of receipt of any Long Range Forecast or First Long Range Forecast, as the case may be, Cygnus shall notify [Confidential Treatment Requested] of its

                                     18.

acceptance or rejection of the forecast. If Cygnus fails to give such notice, it shall be deemed to have accepted the forecast. In the event Cygnus rejects the forecast, Cygnus may choose an independent market research organization. Cygnus and [Confidential Treatment Requested] shall thereupon submit all marketing data developed to date and the proposed [Confidential Treatment Requested] Long Range Forecast in dispute and request the retained research organization to prepare a long range forecast which adopts neither best case assumptions nor conservative assumptions, but adopts the mid-point between the two categories of assumptions. The forecast prepared by the marketing research organization shall thereupon be deemed adopted as the Long Range Forecast as of the applicable commencement date provided in Section 9.1.

          9.3 FAILURE TO MEET FORECASTS. If on a Territory Group basis for any Territory Group at the end of [Confidential Treatment Requested] of any Long Range Forecast or First Long Range Forecast, Net Sales of Products were less than [Confidential Treatment Requested] of the amount forecast for such [Confidential Treatment Requested] for that Territory Group, Cygnus may elect to convert [Confidential Treatment Requested]'s rights under Paragraph 5.1 to [Confidential Treatment Requested] rights for that Territory Group. In the event that [Confidential Treatment Requested]'s Net Sales at the end of any year of any Long Range Forecast or First Long Range Forecast were less than [Confidential Treatment Requested] of the amount forecast for such year for that Territory Group, Cygnus may elect to [Confidential Treatment Requested] for that Territory Group. In the event Cygnus has obtained the right hereunder to [Confidential Treatment Requested] for two or more Territory Groups, Cygnus may [Confidential Treatment Requested] in its entirety. Any election by Cygnus pursuant to this Paragraph shall be signified by notice in writing given to [Confidential Treatment Requested].

                                     19.

Provided, further, Cygnus shall not be entitled to elect to convert rights to a [Confidential Treatment Requested] basis or [Confidential Treatment Requested] pursuant to this Paragraph if [Confidential Treatment Requested]'s failure to achieve the required level of Net Sales was primarily attributable to a failure to supply on the part of Cygnus and but for such failure [Confidential Treatment Requested] would reasonably have been expected to and been able to satisfy such Net Sales requirements.

     10. INTELLECTUAL PROPERTY OWNERSHIP. Cygnus shall be the sole owner of all intellectual property created, developed or invented in connection with the Product and its development and the development of its manufacturing methods and processes, regardless of the identity of the inventor. Any assignments necessary to accomplish the foregoing are hereby made and [Confidential Treatment Requested] will execute such further documents as may be reasonably requested by Cygnus with respect thereto.

     11. CONFIDENTIALITY. Each party agrees that all inventions, processes, materials, chemicals, know-how and ideas and all other business, technical and financial information they obtain from the other are the confidential property of the disclosing party ("Proprietary Information" of the disclosing party). Except as expressly allowed in this Agreement, the receiving party will hold in confidence and not use itself or disclose to any third party any Proprietary Information of the disclosing party and shall similarly bind its employees in writing. The receiving party shall not be obligated under this Paragraph 11 beyond five (5) years after termination or expiration of this Agreement or with respect to information the receiving party can document:

          (i) is or has become readily publicly available through no fault of the

                                     20.

receiving party or its employees or agents; or

          (ii) is received from a third party lawfully in possession of such information and lawfully empowered to disclose such information and provided the receiving party abides by all restrictions imposed by such third party; or

          (iii) was rightfully in the possession of the receiving party prior to its disclosure by the other party provided the receiving party abides by all restrictions imposed on its possession of such information; or

          (iv) was independently developed by employees or consultants of the receiving party without access to such Proprietary Information.

     12.  TERM AND TERMINATION.

          12.1 TERM Unless terminated earlier as provided herein, this Agreement will have an initial term ending upon the later of (i) expiration of the last to expire of any Cygnus Patents directed specifically to the Product (including its production) or (ii) [Confidential Treatment Requested]. At any time during the last six months of the term hereof, either party may request a meeting with the other to discuss and negotiate contractual terms and conditions for extending the term, and/or transferring of technology and/or a license for manufacture and/or transferring of the regulatory package.

          12.2   TERMINATION.

                 12.2.1 TERMINATION FOR CAUSE. This Agreement may be terminated in its entirety by either party for cause immediately upon the occurrence of any of the following events:

          (i) If the other ceases to do business, or otherwise terminates its business

                                      21.

operations;

          (ii) If the other shall fail to promptly secure or renew any license, registration, permit, authorization or approval necessary for the conduct of its business in the manner contemplated by this Agreement in the U.S., or if any such license, registration, permit, authorization or approval is revoked or suspended and not reinstated within 60 days or diligent efforts are not being made to effect such reinstatement; or

          (iii) If the other materially breaches any material provision of this Agreement and fails to cure such breach within sixty (60) days (fifteen
(15) days in the case of a failure to pay) of written notice describing the breach.

          12.2.2 TERMINATION BY AGREEMENT. In the event the parties mutually agree to terminate this Agreement, the parties agree that the negotiations concerning termination will include discussion and negotiations of the possibility of and terms for (i) transfer of all Regulatory Filings made anywhere in the world and all market research data concerning Final Product by [Confidential Treatment Requested] to Cygnus, and (ii) a license by Cygnus to [Confidential Treatment Requested] to such patents and know-how as is necessary to make and have made Final Product and a license to use and sell such Final Product.

          12.3 LIABILITY DISCLAIMER The terminating party shall not incur any liability whatsoever to the other party for any damage, loss or expenses of any kind suffered or incurred by the other (or for any compensation to the other) arising from or incident to any termination of this Agreement by the terminating party which complies with the terms of the Agreement whether or not such party is aware of any such damage, loss or expenses.

          12.4 GENERAL EFFECTS OF TERMINATION. The following provisions shall survive

                                      22.

the termination of this Agreement: Paragraphs 8.5, 10, 11, 12.5, 13, and 17. Obligations of the parties to make any payments under Paragraph 2 and under firm orders for purchase and delivery of Products at the time of such termination and with regard to sales of Products occurring prior to the termination shall remain in effect. Remedies for breaches will also survive. Each party will promptly return all Proprietary Information of the other (and all copies and abstracts thereof) that it is not entitled to use under the surviving terms of this Agreement.

          12.5 TRANSFER OF CUSTOMER AND MARKETING INFORMATION. In the event of any termination by either party before the expiration of the term provided in Paragraph 12.1, [Confidential Treatment Requested] will as soon as practicable transfer to Cygnus title to all Regulatory Filings made anywhere in the world and execute all necessary documents and reasonably cooperate with Cygnus to effect a prompt transfer of ownership and rights in the filings to Cygnus and, in addition, transfer any and all market research data related to the Product. Cygnus, in its discretion, may elect to direct [Confidential Treatment Requested] to transfer less than all of the foregoing records. The parties shall negotiate a reasonable royalty payable to [Confidential Treatment Requested] for such transfer to Cygnus which royalty shall not exceed [Confidential Treatment Requested] of Net Sales.

          12.6 TERMINATION NOT SOLE REMEDY Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available.

     13. PRODUCT WARRANTY AND WARRANTY DISCLAIMERS. Cygnus warrants only to [Confidential Treatment Requested] that the Product, when shipped to [Confidential Treatment Requested] by Cygnus, will conform to the applicable Specifications, as then in effect, and

                                     23.

CGMP and FDA regulations, as applicable. Such warranty does not apply to Product that has been mishandled, mistreated or used or maintained or stored subsequent to their dispatch by Cygnus other than in conformity with Cygnus' instructions.

[CONFIDENTIAL TREATMENT REQUESTED]'S SOLE AND EXCLUSIVE REMEDY FOR ANY BREACH OF THE FOREGOING WARRANTY SHALL BE REPLACEMENT BY CYGNUS OF RETURNED NON-CONFORMING UNITS OF PRODUCT FOR WHICH FULL DOCUMENTATION AND NOTICE OF NON-CONFORMITY IS PROVIDED TO CYGNUS WITHIN THE PERIOD OF THE FINAL PRODUCT SHELF-LIFE ESTABLISHED BY CYGNUS AFTER THE ORIGINAL NON-CONFORMING UNITS ARE SHIPPED BY CYGNUS OR, AT CYGNUS' OPTION, REFUND TO [CONFIDENTIAL TREATMENT REQUESTED] OF THE FULL PURCHASE COSTS OF THE RETURNED NON-CONFORMING UNITS OF THE PRODUCT. EXCEPT FOR THE FOREGOING WARRANTIES AND THE PROVISIONS OF SECTION 14, CYGNUS DOES NOT WARRANT THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PRODUCTS OR PERFORMANCE OF THE PRODUCTS OR NONINFRINGEMENT BY THE PRODUCTS; DOES NOT MAKE ANY WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO PRODUCTS, SPECIFICATIONS, SUPPORT, SERVICE OR ANYTHING ELSE AND DOES NOT MAKE ANY WARRANTY TO [CONFIDENTIAL TREATMENT REQUESTED]'S CUSTOMERS OR AGENTS.
CYGNUS HAS NOT AUTHORIZED ANYONE TO MAKE ANY REPRESENTATION OR WARRANTY OTHER THAN AS PROVIDED ABOVE.

     14.  PATENT AND TRADEMARK CLAIMS AGAINST THE PARTIES.

                                     24.

          14.1 PATENT CLAIMS AGAINST [CONFIDENTIAL TREATMENT REQUESTED. If [Confidential Treatment Requested] receives a claim that the Product infringes upon a valid patent, [Confidential Treatment Requested] will notify Cygnus promptly in writing and give Cygnus all necessary information and assistance and the exclusive authority to evaluate such claim. If Cygnus receives a claim that the Product infringes upon a valid patent, Cygnus will notify [Confidential Treatment Requested] promptly in writing of the claim. Cygnus shall have the sole right at its cost to defend and/or settle any such claim, including but not limited to, the right and options to (i) settle or defend against the claim,
(ii) procure the right to the intellectual property being asserted or pay a royalty thereon; (iii) replace or modify the Product to avoid infringement; (iv) recall the Product or (v) do any combination of the foregoing. Provided such timely notice has been given by [Confidential Treatment Requested], should any court of competent jurisdiction hold the Product to be infringing, Cygnus will pay any final judgment against [Confidential Treatment Requested] arising from such infringement and, if the use of such Product is enjoined, Cygnus will take at its option, one or more of the actions described in (ii), (iii) or (iv) above.

          14.2 THE FOREGOING IS GIVEN TO [CONFIDENTIAL TREATMENT REQUESTED] SOLELY FOR ITS BENEFIT AND IN LIEU OF, AND CYGNUS DISCLAIMS ALL OTHER WARRANTIES OF NONINFRINGEMENT WITH RESPECT TO THE PRODUCTS.

          14.3 TRADEMARK CLAIMS. If either party receives a claim that the Product infringes a valid trademark, it shall notify the other of such claim. [Confidential Treatment Requested] shall have the sole right at its cost to defend and/or settle any such claim, including,

                                     25.

but not limited to, the right and option to (i) settle or defend against the claim, (ii) procure a license or pay a royalty, (iii) relabel the Product to avoid infringement, and (iv) do any combination of the foregoing. Provided Cygnus has given timely notice of any claim against it, [Confidential Treatment Requested] will defend any such claim and indemnify Cygnus from and against any and all damages, settlements or judgments rendered.

     15.  INFRINGEMENT BY THIRD PARTIES

          15.1 Cygnus shall have the initial right and option, at its sole and absolute discretion and expense, to file and maintain lawsuits in its own name for infringement by third parties of any intellectual property right related to any Product. [Confidential Treatment Requested] shall, at the request of Cygnus, give Cygnus all reasonable assistance and cooperation in any such proceedings. Cygnus shall bear all expenses, including attorneys' fees, incurred in the prosecution of any such proceeding and shall have the sole right to any judgment or settlement obtained therein.

          15.2 Notwithstanding Cygnus' elections hereunder, or the results or outcome thereof, [Confidential Treatment Requested]'s obligation to make payments to Cygnus under this Agreement shall be unaffected.

     16.  REPRESENTATIONS AND WARRANTIES.

          16.1. CYGNUS. Cygnus hereby represents and warrants to [Confidential Treatment Requested] as follows:

          (i) Its execution and delivery of this Agreement and performance of its obligations under this Agreement will not violate any (a) any federal, state or municipal statute or regulation or any order of any court or other governmental department, authority, agency or

                                     26.

instrumentality, or (b) any agreements with or rights of third parties.

          (ii) All corporate action on the part of Cygnus necessary for the authorization, execution and delivery of this Agreement has been taken. Cygnus has the requisite corporate power and authority to enter into this Agreement and perform its obligations under the terms of this Agreement. This Agreement has been duly authorized, executed and delivered by Cygnus, and upon due execution and delivery by [Confidential Treatment Requested], this Agreement will be a valid and binding agreement of Cygnus, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by equitable principles.

          16.2 [CONFIDENTIAL TREATMENT REQUESTED]. [Confidential Treatment Requested] hereby represents and warrants to Cygnus as follows:

          (i) Its execution and delivery of this Agreement and performance of its obligations under this Agreement will not violate any (a) any federal, state or municipal statute or regulation or any order of any court or other governmental department, authority, agency or instrumentality, or (b) any agreements with or rights of third parties.

          (ii) All corporate action on the part of [Confidential Treatment Requested] necessary for the authorization, execution and delivery of this Agreement has been taken. [Confidential Treatment Requested] has the requisite corporate power and authority to enter into this Agreement and perform its obligations under the terms of this Agreement. This Agreement has been duly authorized, executed and delivered by [Confidential Treatment Requested], and upon due execution and delivery by Cygnus, this Agreement will be a valid and binding agreement of the many, except as enforceability may be limited by bankruptcy, insolvency,

                                     27.

reorganization, moratorium or similar laws affecting creditors' rights generally or by equitable principles.

          16.3 MUTUAL DISCLAIMER Each party disclaims any and all representations or warranties other than those expressly set forth in this
Section 16.

     17.  GENERAL

          17.1 AMENDMENT AND WAIVER. Except as otherwise expressly provided herein, any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or in any particular instance and either retroactively or prospectively) only with the written consent of the parties. However, it is the intention of the parties that this Agreement be controlling over additional or different terms of any purchase order, confirmation, invoice or similar document, even if accepted in writing by both parties, and that waivers and amendments shall be effective only if made by non-pre-printed agreements clearly understood by both parties to be an amendment or waiver. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.

          17.2 GOVERNING LAW AND LEGAL ACTIONS This Agreement shall be governed by and construed under the laws of the State of North Carolina and the United States without regard to conflicts of laws provisions thereof and without regard to the United Nations Convention on Contracts for the International Sale of Goods. Unless otherwise elected by Cygnus in writing for a particular instance (which Cygnus may do at its option), the sole jurisdiction and venue for actions related to the subject matter hereof shall be the California state and U.S. federal courts located in San Jose, California. Both parties consent to the jurisdiction of

                                     28.

such courts and agree that process may be served in the manner provided herein for giving of notices or otherwise as allowed by California state or U.S. federal law. In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover costs and attorneys' fees.

          17.3 HEADINGS. Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

          17.4 NOTICES Notices under this Agreement shall be sufficient only if personally delivered, delivered by a major commercial rapid delivery courier service or mailed by certified or registered mail, return receipt requested to a party at its addresses first set forth herein or as amended by notice pursuant to this subparagraph, to the attention of the President in the case of Cygnus and to the attention of the Office of General Counsel in the case of [Confidential Treatment Requested]. If not received sooner, notice by mail shall be deemed received 5 days after deposit in the U.S. or Canadian mails.

          17.5 ENTIRE AGREEMENT This Agreement supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among parties relating to the subject matter of this Agreement and all past dealing or industry custom.

          17.6 SEVERABILITY. If any provision of this Agreement is held to be illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

          17.7 BASIS OF BARGAIN. Each party recognizes and agrees that the warranty disclaimers and liability and remedy limitations in this Agreement are material bargained for bases of this Agreement and that they have been taken into account and reflected in determining

                                     29.

the consideration to be given by each party under this Agreement and in the decision by each party to enter into this Agreement.

          17.8. RELATIONSHIP OF PARTIES. The parties hereto expressly understand and agree that the other is an independent contractor in the performance of each and every part of this Agreement, is solely responsible for all of its employees and agents and its labor costs and expenses arising in connection therewith.

          17.9 ASSIGNMENT This Agreement and the rights hereunder are not transferable or assignable without the prior written consent of the parties hereto; provided however that either party may assign this Agreement to any wholly-owned subsidiary or to any successor by merger, sale or otherwise of all or substantially all of the business or assets of the business unit to which this Agreement relates.

          17.10 PUBLICITY AND PRESS RELEASES Except to the extent necessary under applicable laws or for ordinary marketing purposes, the parties agree to devote reasonable efforts to agree upon the timing or content of press releases or other public statements relating to the terms of this Agreement or events or performance hereunder. A press release announcing this Agreement will be jointly developed and released by the parties.

          17.11 FORCE MAJEURE. No liability or loss of rights hereunder shall result to either party from delay or failure in performance (other than payment) caused by force majeure, that is, circumstances beyond the reasonable control of the party affected thereby, including, without limitation, acts of God, fire, flood, war, government action, compliance with laws or regulations (including, without limitation, those related to infringement), strikes, lockouts or other serious labor disputes, or shortage of or inability to obtain material or equipment.

                                     30.

          17.12 REMEDIES. Except as otherwise expressly stated in this Agreement, the rights and remedies of a party set forth herein with respect to failure of the other to comply with the terms of this Agreement (including, without limitation, rights of full termination of this Agreement) are not exclusive, the exercise thereof shall not constitute an election of remedies and the aggrieved party shall in all events be entitled to seek whatever additional remedies may be available in law or in equity.

          17.13 LIMITATION OF CYGNUS' LIABILITY. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT (INCLUDING LOSS OF PROFITS, USE OR OTHER ECONOMIC ADVANTAGE) NO MATTER WHAT THEORY OF LIABILITY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

          17.14 CONSULTATION In the event of a material change in circumstances which affects performance of obligations hereunder which could not have reasonably been foreseen by one of the parties hereto, the party affected may give notice in writing to the other. The parties will endeavor during a twenty (20) day period thereafter to engage in negotiations and discussions concerning possible mutual agreement as to the response thereto.

          17.15  TIME OF ESSENCE  Time is of the essence.

          17.16 LETTER OF INTENT. All provisions of the LOI related to Nicotine are hereby deemed cancelled and rescinded.

CYGNUS, INC.                            [CONFIDENTIAL TREATMENT
                                        REQUESTED]

                                      31.

By:    Stephen N. Kirnon                By   [Confidential Treatment Requested]

Name   Stephen N. Kirnon                Name [Confidential Treatment Requested]

Title  President, Drug Delivery         Title   Chairman and CEO
       Division

                                      32.

                        Cygnus, Inc. - Confidential

                                 Exhibit A

                          Nicotine Product Profile
                         And Target Specifications


Drug:          Nicotine

Indication:    Smoking Cessation

[Confidential Treatment Requested] [Confidential Treatment Requested]

[Confidential Treatment Requested] [Confidential Treatment Requested]

[Confidential Treatment Requested] [Confidential Treatment Requested]

[Confidential Treatment Requested] [Confidential Treatment Requested]

[Confidential Treatment Requested] [Confidential Treatment Requested]

[Confidential Treatment Requested] [Confidential Treatment Requested]

[Confidential Treatment Requested] [Confidential Treatment Requested]

[Confidential Treatment Requested] [Confidential Treatment Requested]

[Confidential Treatment Requested] [Confidential Treatment Requested]

                        Cygnus, Inc. - Confidential

                                 Exhibit B

                          Product Development Plan

                                    Estimated          Estimated Cost
                                    ---------          --------------
             Activities            Completion              ($000s)
             ----------            ----------






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